Exhibit 99.1

Piedmont Announces Leadership Transition Plan

Don Miller to Retire; Brent Smith to become Chief Executive Officer Effective June 30, 2019

ATLANTA – March 19, 2019 – Piedmont Office Realty Trust (NYSE: PDM) announced today that Donald A. Miller, CFA, who has served as the Company’s Chief Executive Officer since 2007, will retire effective June 30, 2019 and that the Board of Directors has named C. Brent Smith, the Company’s current President and Chief Investment Officer, as his successor. Mr. Smith was also appointed to the Board of Directors, effective immediately. Mr. Miller will stand for re-election to the Board of Directors for the 2019-20 term.

“The entire Piedmont team has worked together diligently over the last several years to hone our competitive strategy, narrow our markets, and improve our portfolio of properties. During this time, Brent has provided valuable insight and leadership to the organization and been instrumental in the execution of each of the major transactions that have advanced this strategy,” said Mr. Miller. “We have been working with the Board on this management transition for a while and I am excited about Brent officially assuming leadership of Piedmont as we all endeavor to drive our business and strategy to build value for our stockholders.”

Mr. Smith, 43, joined Piedmont in 2012 as Senior Vice President focused on acquisitions and dispositions. He became Executive Vice President of the Company’s Northeast Region in 2015, while continuing his focus on strategic capital markets transactions. In 2016, his role was expanded to also serve as Chief Investment Officer for the Company and in November of 2018, he was additionally appointed President. As a result of Mr. Smith’s appointment to President, Piedmont has merged its Mid-Atlantic and Northeast Regions together (now referred to as the Northeast Region) to be led by Robert K. Wiberg, Executive Vice President, who previously headed the Mid-Atlantic Region. Mr. Smith will retain the title of President in addition to his role as Chief Executive Officer, as well as, his role as Chief Investment Officer through the end of the current year.

Commenting on his appointment, Mr. Smith said, “I am honored by the Board’s confidence in me and am appreciative of the entire Piedmont team’s support as I assume this new role. Having worked closely with Don and the Board for many years, I feel I have an in-depth understanding of Piedmont’s culture and corporate objectives. I look forward to continuing to work with the Board, and the rest of the leadership team to drive the Piedmont platform and grow our business for stockholders”

Commenting on the transition, Frank C. McDowell, Chairman of the Board of Directors, said, “We are very appreciative of Don’s service over the last twelve years; leading Piedmont through its transformation to a publicly-traded Company with a high quality portfolio focused upon select markets where Piedmont now has a dominant presence. While we will miss Don’s daily leadership, we are confident in Brent’s ability to provide a smooth transition and to successfully lead us into the next chapter – his energy, enthusiasm, and extensive knowledge of virtually all aspects of our business will serve us well over the coming years.”

About Piedmont Office Realty Trust:

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, and operator of high-quality, Class A office properties located in eight major cities in the eastern half of the U.S. The almost $5 billion portfolio is comprised of approximately 16 million square feet of office space. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor's (BBB) and Moody's (Baa2). For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact: Stephanie Scurlock

Company: Piedmont Office Realty Trust

Phone: 1 770 418 8800

Email: investor.relations@Piedmontreit.com